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Tallahassee, FL 32301
(850) 487-4850








July 20, 2000


Dr. Claud Anderson
Powernomics Enterprise Corporation
5614 Oak Place
Bethesda, Maryland 20817

Dear Dr. Anderson:

Pursuant to our conversation yesterday, The Florida Black Business Investment Board as part of its Franchise Finance and Development Program is very interested in being a primary purchaser, distributor and retailer of your seafood products. The areas we are interested in serving are the cities of St. Petersburg, Pensacola, Opa-locka, Ft. Lauderdale, West Palm Beach, and Tallahassee.

We are very interested in having a strong working relationship with you to supply these communities with wholesome fresh seafood. Please advise of your progress as we have entrepreueurs ready to participate.

It was good speaking with you again.

Sincerely,


/s/ RONALD P. PECK
-------------------
Ronald P. Peck
Business Development Representative

cc:     Gregory L. Hobbs
        Executive Director

        Michael Brown
        Program Development






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